Exhibit 99.2

Angelo Guagliano to Retire as CEO of Alterra Insurance Limited

HAMILTON, Bermuda, May 25, 2010 — Alterra Capital Holdings Limited (NASDAQ: ALTE; BSX: ALTE.BH) today announced that Angelo Guagliano, President and Chief Executive Officer of Alterra Insurance Limited (Alterra Insurance), will retire effective May 31, 2010. Mr. Guagliano will continue to serve Alterra Insurance in a consultative capacity. Alterra Insurance is one of the operating subsidiaries of Alterra Capital Holdings Limited (Alterra).

W. Marston (Marty) Becker, President and Chief Executive Officer of Alterra, said “On behalf of all of us at Alterra, I want to thank Angelo for his loyal and capable service to the company, and for his leadership in building the Bermuda and Dublin operations of Alterra Insurance since joining our organization in 2003. These businesses have had an impressive track record of underwriting success and today have a broad array of product segments. An important part of Angelo’s legacy is the strong and talented team of underwriting leaders and professionals who have been working with him and who are well positioned to continue to lead and grow Alterra Insurance’s business well into the future. Angelo will be missed, but we wish him a long and happy retirement.”

About Alterra Capital Holdings Limited

Alterra Capital Holdings Limited is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers, and life and health insurers. Alterra was formed on May 12, 2010 by the merger of Max Capital Group Ltd. and Harbor Point Limited.

Cautionary Note Regarding Forward-Looking Statements

This release may include forward-looking statements that reflect Alterra’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting Alterra’s future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Alterra with the SEC. Alterra undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

SOURCE: Alterra Capital Holdings Limited

CONTACTS:

Susan Spivak Bernstein, 1-212-898-6640

Senior Vice President

susan.spivak@alterra-us.com

or

Kekst and Company

Roanne Kulakoff or Peter Hill, 1-212-521-4800

roanne-kulakoff@kekst.com / peter-hill@kekst.com